Exhibit 99

For Immediate Release

Five Star Products, Inc. Reports First Quarter Results

NEW YORK, May 15, 2008 -- Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB - News), a leading distributor of paint sundry and hardware products in the Northeast and Middle-Atlantic states, today announced its revenue of $31.5 million for the three months ended March 31, 2008, a 5.4% increase over the $29.9 million reported for the three months ended March 31, 2007.  Net income (loss) was $(707,000) for the three months ended March 31, 2008, $(0.04) per basic and diluted share, compared to net income of $460,000, $.03 per basic and diluted share, for the three months ended March 31, 2007.  The results for the three months ended March 31, 2008 include a non-cash charge related to the resignation of S. Leslie Flegel, the former Chairman of the Board on March 25, 2008.   The Company reported that results for the three months ended March 31, 2008 included the contribution from the Right-Way Dealer Warehouse, Inc. business which was acquired on April 5, 2007.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), as stated before stock compensation expense of $100,000, and a non-cash charge related to the resignation of the Chairman of $1,096,000, was $933,000, as compared to $1,284,000 which is before a stock compensation expense of $42,000, for the three months ended March 31, 2007.

About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB - News) is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. The Company distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. The Company distributes a range of private label products sold under the "Five Star" name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing. The Company has no material third party commitments with respect to growth plans. There is no assurance that specific plans can be executed or, if executed, will be successful from an operational or financial standpoint. These plans could require capital beyond the funds presently available to the Company.

These forward-looking statements reflect current views of the management of Five Star Products, Inc. with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of Five Star Products including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' periodic reports and registration statements filed with the Securities and Exchange Commission.

Five Star Products, Inc. does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new to reflect new information, future events or otherwise.

Contact:
Five Star Products, Inc.
John Belknap, 646-742-1627

Tables Follow:

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007
Net income (loss)	$(707)	$460
Interest expense, net	365	342
Income tax expense		354
Depreciation and amortization	79	86
EBITDA	(263)	1,242
Stock compensation expense	100	42
Charge related to resignation of Chairman of the Board	1,096
Adjusted EBITDA	$933	$1,284

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company's core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company's operating performance, or cash flow, as a measure of the Company's liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense.

 FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS DATA
(in thousands)
	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets
Cash	$3	$3
Accounts receivable, net	19,419	11,254
Inventory	32,990	26,965
Deferred income taxes	496	469
Prepaid expenses and other current assets	572	1,151
Total current assets	53,480	39,842

Machinery and equipment, net	763	833
Deferred income taxes	190	24
Other assets	15	391
Total Assets	$54,448	$41,090

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$27,476	$19,303
Accounts payable and accrued expenses (including due to affiliates of $73 and $129)	17,485	12,211
Total current liabilities	44,961	31,514
Convertible note payable to NPDC	2,800	2,800
Total Liabilities	47,761	34,314

Stockholders' equity
Common stock	198	195
Additional paid-in capital	10,218	9,544
Accumulated deficit	(3,003)	(2,296)
Accumulated other comprehensive (loss) income	(26)	33
Treasury stock, at cost	(700)	(700)
Total stockholders' equity	6,687	6,776
	$54,448	$41,090

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS DATA

(Unaudited)
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2008	2007

Sales	$31,469	$29,861
Cost of goods sold	26,293	25,133
Gross margin	5,176	4,728

Selling, general and administrative expenses	(4,431)	(3,590)
Charge related to resignation of Chairman of the Board	(1,096)

Operating income (loss)	(351)	1,138

Other income	9	18

Interest expense (including $63 in 2008 and in 2007 for NPDC convertible note)	(365)	(342)

Income (loss) before income taxes	(707)	814

Income tax benefit (expense)		(354)

Net income (loss)	$(707)	$460

Net income (loss) per share
Basic	$(0.04)	$0.03
Diluted	$(0.04)	$0.03